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                                                                    EXHIBIT 99.1

INVESTOR CONTACTS:
PATRICK DONOGHUE
CCC INFORMATION SERVICES INC.
312-229-2984


 CCC INFORMATION SERVICES GROUP INC. COMMENCES $20 MILLION RIGHTS OFFERING

               AND CLOSES ON $30 MILLION REVOLVING CREDIT FACILITY


CHICAGO, NOVEMBER 30, 2001 -- CCC Information Services Group Inc. (Nasdaq: CCCG) announced today that it is commencing a $20 million rights offering for up to 3,636,364 shares of its common stock pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission on July 27, 2001. In connection with the commencement of the rights offering, the Company's subsidiary, CCC Information Services Inc., announced that it has closed on a new three-year, $30-million revolving credit facility with two of its existing lenders, LaSalle Bank and Harris Bank, to replace the Company's existing credit facility.

Under the terms of the rights offering, each holder of record of common stock and warrants as of the close of business on November 20, 2001 will receive one transferable right for each share of common stock or warrant held. Holders of rights will be entitled to purchase one share of the Company's common stock for every 6.33949 rights held, at a subscription price of $5.50 per share. The rights have been approved to trade on the Nasdaq National Market System under the symbol "CCCGR" until December 28, 2001.

The rights offering will expire at 5:00 p.m. Eastern Time on December 28, 2001, unless the Company decides, in its sole discretion, to extend the expiration date. Written prospectuses are being distributed to all holders of common stock and warrants to purchase common stock, which will contain a description of the terms and conditions of the rights offering and other relevant information.

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In order to permit the Company to close the new credit facility, three of the
Company's largest institutional stockholders, White River Ventures, Inc., Capricorn Investors II, L.P. and Capricorn Investors III, L.P., have agreed to purchase in a private placement the aggregate amount of common stock that they would otherwise have purchased in the rights offering on a pro rata basis. They have also agreed to purchase all of the shares not subscribed for by the Company's other stockholders or warrant holders, for an aggregate amount of up to $20 million.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

ABOUT CCC

CCC Information Services Group Inc. (NASDAQ: CCCG), is a holding company that operates through its wholly owned subsidiary, CCC Information Services Inc. CCC Information Services Inc., headquartered in Chicago, is a leading supplier of advanced software, communications systems, Internet and wireless-enabled technology solutions to the automotive claims and collision repair industries. Its technology-based products and services optimize efficiency throughout the entire claims management supply chain and facilitate communication amongst 14,800 collision repair facilities, 350 insurance companies, and a range of industry participants. For more information about CCC Information Services, visit our Web site at www.cccis.com.

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